Exhibit 99.1

NEWS FROM

For more information contact:
Kate Lowrey
Director, Investor Relations
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES FIRST QUARTER FISCAL 2018 RESULTS

- GAAP EPS $1.33 Driven By Large Tax Benefit -

- Adjusted EPS $0.33 at Top of Guidance Range -

ST. LOUIS, February 6, 2018 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the first quarter ended December 31, 2017 (Q1 2018), compared to the first quarter ended December 31, 2016 (Q1 2017).

The financial results presented include certain non-GAAP financial measures such as EBIT, EBITDA (defined as earnings before interest, taxes, depreciation and amortization), Adjusted EBITDA (defined as EBITDA excluding certain defined non-recurring charges) and Adjusted EPS. Any non-GAAP financial measures presented are reconciled to their respective GAAP equivalents.

Management believes these non-GAAP financial measures are useful in assessing the ongoing operational profitability of the Company’s business segments, and therefore, allow shareholders better visibility into the Company’s underlying operations. See “Non-GAAP Financial Measures” described below.

GAAP EPS of $1.33 per share reflects the estimated impact of the December 2017 “Tax Cuts and Jobs Act” (U.S. Tax Reform) which resulted in a Q1 2018 net tax benefit of approximately $25 million, or $1.00 per share, which is excluded when determining Adjusted EPS. GAAP net earnings were $35 million in Q1 2018.

Q1 2018 Adjusted EPS of $0.33 per share compares favorably to Management’s November 2017 guidance of $0.28 to $0.33 per share. Achieving the high end of the guidance range resulted from the Filtration and USG segments stronger than expected operating performance, with Test and Technical Packaging generally on plan.

EBITDA was $24 million in Q1 2018 and was also at the high end of previous expectations.

Management believes the financial impact of U.S. Tax Reform will be beneficial to the Company’s operating results and cash flow in 2018 and beyond, and as a result, is raising its 2018 GAAP EPS guidance from the previously communicated $2.30 to $2.40 per share, to $3.55 to $3.65 per share, and is introducing 2018 Adjusted EPS guidance in the range of $2.65 to $2.75 per share.

Operating Highlights

•	Q1 2018 sales increased $27 million (19 percent) to $173 million compared to $146 million in Q1 2017;

•	On a segment basis, Q1 2018 Filtration sales increased nominally and were consistent with previous expectations. Commercial aerospace and space sales increased, industrial/automotive sales decreased at PTI as previously communicated, and Westland’s navy sales decreased due to the quarterly timing of large projects. Test sales increased $4 million, or 11 percent driven by its strong backlog, and Technical Packaging sales increased $2 million, or 11 percent as a result of new programs. USG sales increased $20 million, or 57 percent, driven by the recent acquisitions and the continued strength of new products and software at Doble. NRG sales were below plan as certain customers delayed project deliveries in December until U.S. Tax Reform was finalized, which when signed, removed the uncertainty within the renewable energy industry;

•	SG&A expenses increased $8 million in Q1 2018 primarily due to the inclusion of the 2017 acquisitions in the current period, coupled with additional sales, marketing, R&D, and bid and proposal costs incurred to support future revenue growth;

•	Amortization of intangible assets increased $1 million due to the 2017 acquisitions;

•	Entered orders were $201 million in Q1 2018 (book-to-bill of 1.16x) reflecting a $27 million (7 percent) increase in backlog during the Quarter and an ending backlog of $404 million at December 31, 2017;

•	Filtration orders were $65 million (book-to-bill of 1.09x) comprised of recurring commercial aerospace orders and additional space and navy products;

•	Test orders were $58 million (book-to-bill of 1.55x) which reflects continued strength in the wireless, government and defense, electric vehicle, and automotive chamber markets;

•	USG orders were $58 million (book-to-bill of 1.03x) which reflects increased orders for new products and solutions across the segment;

•	Technical Packaging orders were $19 million (book-to-bill of 0.95x), and of special note, the KAZ program was extended another three years;

•	The Q1 2018 income tax rates were (170.8) percent on a GAAP basis due to the above noted $25 million net tax benefit recorded, and 33.5 percent on an Adjusted basis when excluding the net tax benefit. The Adjusted rate is consistent with the 33.5 percent tax rate recorded in Q1 2017; and,

•	Net cash provided by operating activities was $18 million in Q1 2018 resulting in $218 million of net debt (outstanding borrowings less cash on hand) at December 31, 2017 and a 2.1x leverage ratio. Management is planning to repatriate a substantial portion of its foreign cash (currently $32 million) to pay down its outstanding debt and for other corporate purposes.

Chairman’s Commentary – Q1 2018

Vic Richey, Chairman and Chief Executive Officer, commented, “I’m pleased with the start of the year as Q1’s operating results came in at the high end of our range, and Q1 cash flow and entered orders exceeded our original expectations.

“USG’s recent acquisitions remain on track and the integrations are nearly complete, which continues to support my enthusiasm for USG’s growth outlook and enhanced operating margins. The integration and consolidation of our sales channels, including our global rep and distributor network, has gone very well and we are already seeing the positive impact of these actions across the entire segment platform.

“Realizing the success of this integration so quickly has allowed us to identify other opportunities to significantly reduce USG’s operating costs and expand future margins. We are finalizing this cost/benefit analysis in USG, as well as in Filtration resulting from PTI exiting its low margin industrial/automotive market.

“We expect to incur a pretax charge of approximately $2 to $3 million in Q2 for these cost reduction actions, and considering the significant annual ongoing cost savings we expect to achieve as a result, the economic payback is essentially one year.

“Touching on a few Q1 operating highlights, as noted earlier, we came in at the top of our guidance range as Filtration and USG exceeded plan, with Test and Technical Packaging essentially meeting plan. Our November guidance for Q1 2018 projected EPS to be lower compared to prior year Q1 for the specific items communicated previously. A clear highlight is that we achieved Q1 2018 EBITDA of $24.2 million which was above the prior year, despite the quarterly earnings profile being more back half weighted in 2018.

“Another clear highlight continues to be the strength of our order activity and backlog growth supporting our second half of the year. All four operating segments recorded significant orders, led by Test with nearly $60 million in new business.

“Our operating cash flow was also well ahead of plan which allowed us to pay down debt sooner than expected. With the new tax laws, we expect to generate and/or retain a substantially higher amount of cash than in past years. This bodes well for supporting our continuing acquisition strategy, as we balance our M&A actions with our debt levels and leverage ratios as we are committed to maintaining a prudent balance sheet.

“Our market positions and continued growth opportunities across the Company provide me with a favorable view of the future with our goal remaining unchanged – to increase long-term shareholder value.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on April 18, 2018 to stockholders of record on April 3, 2018.

Business Outlook – 2018

With the significant level of M&A activity completed over the past 18 months, coupled with the positive earnings and cash flow impact of U.S. Tax Reform, Management will continue to emphasize Adjusted EBITDA as a supplement to net income and Adjusted EPS as a supplement to GAAP EPS as it believes these are relevant metrics to be considered for measuring ongoing operating performance as well as the Company’s enterprise valuation.

Management continues to see meaningful sales and Adjusted EBITDA growth across each of the Company’s business segments and anticipates growth rates in 2018 and beyond that are projected to exceed the Company’s defined peer group and the broader industrial market.

Excluding the favorable EPS impact of U.S. Tax Reform, the details of Management’s growth expectations for 2018 compared to 2017 are consistent with the November guidance and are repeated here for convenience:

•	Sales are expected to increase approximately 13 percent driven by: incremental sales from acquisitions being included for a full year; increased commercial aerospace deliveries at PTI, Crissair and Mayday; higher organic sales at USG; significantly higher sales at Test including the catch-up of 2017 deliveries as well as significant new product wins currently in backlog; partially offset by a reduction in lower margin industrial/automotive market product deliveries at PTI as it exits that market; and flat sales in Technical Packaging;

•	Adjusted EBITDA is expected to increase between 15 and 17 percent, resulting in Adjusted EBITDA in the range of $141 million to $143 million, compared to 2017 Adjusted EBITDA of $123 million;

•	Interest expense on higher debt (acquisition funding) is expected to be approximately $9.5 million, reflecting an increase of $4.9 million (or $0.12 per share) over the $4.6 million of interest expense in 2017;

•	Non-cash depreciation and amortization of intangibles is expected to increase approximately $7.1 million (or $0.18 per share after-tax) as a result of the recent acquisitions. Purchase accounting intangible asset amortization charges are recorded at Corporate;

•	Income tax expense is expected to significantly decrease in 2018 due to the recent tax law changes. The expense is expected to be lower as a result of an estimated Quarterly tax rate of approximately 26 percent projected over the remainder of 2018, and the large, one time net benefit recorded in Q1 2018; and,

•	In summary, Management projects 2018 GAAP EPS in the range of $3.55 to $3.65 per share, and Adjusted EPS in the range of $2.65 to $2.75 per share, reflecting the profit contributions from the recent acquisitions, additional depreciation and amortization charges, higher interest costs, the discrete cost reduction charges described above in Filtration and USG, and, adjusting for the Q1 2018 one-time / incremental net tax benefits resulting from U.S. Tax Reform and the noted cost reduction charges described above.

On a quarterly basis, Management continues to expect the balance of 2018’s revenues, operating results and EPS to be significantly second-half weighted compared to the first half.

Management expects Q2 2018 GAAP EPS in the range of $0.30 to $0.35 per share (reflecting the above noted cost reduction charges in Filtration and USG), and Q2 2018 Adjusted EPS in the range of $0.38 to $0.43 per share.

The timing of quarterly sales and earnings throughout the year, coupled with higher non-cash charges within the respective quarters impacts comparability in Q2.

Chairman’s Commentary – 2018

Mr. Richey continued, “Given the expected contribution from our 2017 acquisitions, coupled with anticipated organic growth from “legacy” operations, and supplemented by the favorable earnings and cash flow impact from U.S. Tax Reform, I continue to believe that 2018 will reflect solid sales, EBIT, EBITDA and EPS growth and position us well to meet or exceed our shareholder value-creation goals.

“Our market leadership positions and the breadth and diversity of our new product offerings will allow us to continue to grow at levels above our peer averages. Our management teams’ focus on profitable growth and ROIC will remain steadfast as we believe these are the key drivers of continued and sustainable share price appreciation.”

Conference Call

The Company will host a conference call today, February 6, at 4:00 p.m. Central Time, to discuss the Company’s Q1 2018 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 1085239).

Forward-Looking Statements

Statements in this press release regarding the Company’s expected quarterly, 2018 full year and beyond results, revenue and sales growth, EPS, Adjusted EPS, EPS growth, cash, EBIT, EBITDA, Adjusted EBITDA, gross profit, interest expense, non-cash depreciation and amortization of intangibles, corporate costs, income tax expense, effective tax rates, income tax expense, cash generation, repatriation of foreign cash and the uses of such cash, the impacts of U.S. Tax Reform, margin expansion and savings resulting from cost reduction actions, the Company’s ability to increase operating margins, realize financial goals and increase shareholder value, the success of acquisition efforts, the size, number and timing of future sales and growth opportunities, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, and the following: the success of the Company’s competitors; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; delivery delays or defaults by customers; material changes in the costs and availability of certain raw materials; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; legal and foreign tax requirements impacting the repatriation of cash in foreign locations; changes in interest rates; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; the availability of select acquisitions; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the success and integration of recently acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBITDA” as EBITDA excluding certain defined non-recurring charges, and “Adjusted EPS” as GAAP earnings per share (EPS) excluding the charges described above which were $1.00 per share for Q1 2018.

EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO, headquartered in St. Louis: Manufactures highly-engineered filtration and fluid control products for the aviation, space and process markets worldwide; is the industry leader in RF shielding and EMC test products; provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries; and, produces custom thermoformed packaging, pulp-based packaging, and specialty products for medical and commercial markets. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

- tables attached -

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2017		Three Months Ended December 31, 2016

Net Sales	$173,495		146,368
Cost and Expenses:
Cost of sales	111,736		92,914
Selling, general and administrative expenses	42,154		33,762
Amortization of intangible assets	4,446		3,649
Interest expense	2,185		684
Other expenses (income), net	173		(766)
Total costs and expenses	160,694		130,243

Earnings before income taxes	12,801		16,125
Income tax (benefit) expense	(21,870)		5,398

Net earnings	$34,671		10,727

Diluted EPS - GAAP	$1.33	(1)	0.41

Diluted average common shares O/S:	26,080		25,979

(1)	Q1 '18 GAAP EPS included $25 million, (or $1.00 per share) of net tax benefit recorded related to the December 2017 "Tax Cuts and Jobs Act" (U.S. Tax Reform). Excluding this impact, Adjusted EPS was $0.33 per share.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP
	Q1 2018	Q1 2017
Net Sales
Filtration	$60,035	58,785
Test	37,530	33,827
USG	55,754	35,556
Technical Packaging	20,176	18,200
Totals	$173,495	146,368

EBIT
Filtration	$9,645	10,726
Test	2,596	2,425
USG	10,651	9,674
Technical Packaging	965	1,031
Corporate	(8,871)	(7,047)
Consolidated EBIT	14,986	16,809
Less: Interest expense	(2,185)	(684)
Plus (Less): Income tax	21,870	(5,398)
Net earnings	$34,671	10,727

EBITDA Reconciliation to Net earnings:

	Q1 2018	Q1 2017
Consolidated EBITDA	$24,212	23,897
Less: Depr & Amort	(9,226)	(7,088)
Consolidated EBIT	14,986	16,809
Less: Interest expense	(2,185)	(684)
Plus (Less): Income tax	21,870	(5,398)
Net earnings	$34,671	10,727

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	December 31, 2017	September 30, 2017

Assets
Cash and cash equivalents	$41,600	45,516
Accounts receivable, net	148,502	160,580
Costs and estimated earnings on long-term contracts	39,045	47,286
Inventories	130,579	124,515
Other current assets	13,301	14,895
Total current assets	373,027	392,792
Property, plant and equipment, net	132,790	132,748
Intangible assets, net	347,578	351,134
Goodwill	378,510	377,879
Other assets	5,843	5,891
	$1,237,748	1,260,444

Liabilities and Shareholders’ Equity
Short-term borrowings and current maturities of long-term debt	$20,000	20,000
Accounts payable	48,766	54,789
Current portion of deferred revenue	25,447	28,583
Other current liabilities	83,819	91,597
Total current liabilities	178,032	194,969
Deferred tax liabilities	57,877	86,378
Other liabilities	54,770	52,179
Long-term debt	240,000	255,000
Shareholders’ equity	707,069	671,918
	$1,237,748	1,260,444

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

Three Months Ended December 31, 2017
Cash flows from operating activities:
Net earnings	$34,671
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	9,226
Stock compensation expense	1,353
Changes in assets and liabilities	4,507
Effect of deferred taxes	(28,501)
Change in deferred revenue and costs, net	(3,099)
Pension contributions	(360)
Net cash provided by operating activities	17,797

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(233)
Capital expenditures	(3,606)
Additions to capitalized software	(2,083)
Net cash used by investing activities	(5,922)

Cash flows from financing activities:
Proceeds from long-term debt	15,000
Principal payments on long-term debt	(30,000)
Dividends paid	(2,067)
Other	17
Net cash used by financing activities	(17,050)

Effect of exchange rate changes on cash and cash equivalents	1,259

Net decrease in cash and cash equivalents	(3,916)
Cash and cash equivalents, beginning of period	45,516
Cash and cash equivalents, end of period	$41,600

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)

(Dollars in thousands)

Backlog And Entered Orders - Q1 FY 2018	Filtration	Test	USG	Technical Packaging	Total
Beginning Backlog - 10/1/17	$203,120	114,792	35,581	23,614	377,107
Entered Orders	65,395	58,290	57,645	19,205	200,535
Sales	(60,035)	(37,530)	(55,754)	(20,176)	(173,495)
Ending Backlog - 12/31/17	$208,480	135,552	37,472	22,643	404,147